Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: October 29, 2009
Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ Symbol: CACC
CREDIT ACCEPTANCE ANNOUNCES
THIRD QUARTER 2009 EARNINGS
Southfield, Michigan — October 29, 2009 — Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $40.7 million, or $1.29 per diluted share, for the three months ended September 30, 2009 compared to consolidated net income of $20.7 million, or $0.67 per diluted share, for the same period in 2008. For the nine months ended September 30, 2009, consolidated net income was $105.9 million, or $3.38 per diluted share, compared to consolidated net income of $48.6 million, or $1.57 per diluted share, for the same period in 2008.
Adjusted net income, a non-GAAP financial measure, for the three months ended September 30, 2009 was $34.7 million, or $1.10 per diluted share, compared to $22.3 million, or $0.72 per diluted share, for the same period in 2008. For the nine months ended September 30, 2009, adjusted net income was $89.5 million, or $2.85 per diluted share, compared to adjusted net income of $59.2 million, of $1.91 per diluted share, for the same period in 2008.
Refer to our Form 10-Q, filed today with the Securities and Exchange Commission, which will appear on our website at creditacceptance.com, for a complete discussion of the results of operations and financial data for the three and nine months ended September 30, 2009.

Consumer Loan Performance
At the time of consumer loan acceptance or purchase, we forecast future expected cash flows from the consumer loan. Based on these forecasts, an advance or one time payment is made to the related dealer-partner at a level designed to achieve an acceptable return on capital. If consumer loan performance equals or exceeds our original expectation, it is likely our target return on capital will be achieved.
We use a statistical model to estimate the expected collection rate for each consumer loan at inception. We continue to evaluate the expected collection rate of each consumer loan subsequent to inception. Our evaluation becomes more accurate as the consumer loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each consumer loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our forecast of consumer loan collection rates as of September 30, 2009, with the forecasts as of June 30, 2009, as of December 31, 2008 and at the time of assignment, segmented by year of assignment:

Consumer
Loan	Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
Assignment	September 30,	June 30,	December 31,	Initial	June 30,	December 31,	Initial
Year	2009	2009	2008	Forecast	2009	2008	Forecast
2000	72.6%	72.6%	72.5%	72.8%	0.0%	0.1%	-0.2%
2001	67.4%	67.4%	67.4%	70.4%	0.0%	0.0%	-3.0%
2002	70.4%	70.5%	70.4%	67.9%	-0.1%	0.0%	2.5%
2003	73.7%	73.8%	73.8%	72.0%	-0.1%	-0.1%	1.7%
2004	73.1%	73.3%	73.4%	73.0%	-0.2%	-0.3%	0.1%
2005	73.9%	74.0%	74.1%	74.0%	-0.1%	-0.2%	-0.1%
2006	70.5%	70.5%	70.3%	71.4%	0.0%	0.2%	-0.9%
2007	68.4%	68.3%	67.9%	70.7%	0.1%	0.5%	-2.3%
2008	69.0%	68.4%	67.9%	69.7%	0.6%	1.1%	-0.7%
2009(1)	73.9%	72.3%	—	71.1%	1.6%	—	2.8%

(1)	The forecasted collection rate for 2009 consumer loans as of September 30, 2009 includes both consumer loans that were in our portfolio as of June 30, 2009 and consumer loans received during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
	September 30,	June 30,
2009 Consumer Loan Assignment Period	2009	2009	Variance
January 1, 2009 through June 30, 2009	74.6%	72.3%	2.3%
July 1, 2009 through September 30, 2009	72.2%	—	—
Consumer loan performance for the three and nine months ended September 30, 2009 exceeded our forecasts at June 30, 2009 and December 31, 2008. As a general rule, for GAAP results, improvements in forecasted collection rates are recorded over time as yield adjustments. However, when forecasted collection rates improve on previously impaired loan pools, the improvement is recorded as a reversal of previously recorded loan loss provisions. During the three and nine months ended September 30, 2009, forecasted collection rates increased and a portion of this increase was recorded as a reversal of previously recorded loan provisions. This reversal positively impacted 2009 GAAP results and is primarily what caused GAAP net income to exceed adjusted net income for the first nine months of 2009.

As a result of current economic conditions and uncertainty about future conditions, we continue to be cautious about our forecasts of future collection rates. However, we believe our current estimates are reasonable for the following reasons:
•	Our forecasts start with the assumption that consumer loans in our current portfolio will perform like historical consumer loans with similar attributes.

•	During 2008, we reduced our forecasts on consumer loans assigned in 2006 through 2008 as these consumer loans began to perform worse than expected. Additionally, we adjusted our estimated timing of future net cash flows to reflect recent trends relating to consumer loan prepayments.

•	During 2008, and during the first quarter of 2009, we reduced the expected collection rate on new consumer loan assignments. The reductions reflected both the experience to date on 2006 through 2008 consumer loans as well as an expectation that the external environment was likely to negatively impact consumer loan performance.

•	Our current forecasting methodology, when applied against historical data, produces a consistent forecasted collection rate as the consumer loans age.
Although current economic uncertainty increases the risk of poor consumer loan performance, we set prices at consumer loan inception to increase the likelihood of achieving an acceptable return on capital, even if collection results are worse than we currently forecast.
The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of September 30, 2009. Payments of dealer holdback and accelerated payments of dealer holdback are not included in the advance percentage paid to the dealer-partner. All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest). The table includes both dealer loans and purchased loans.

	As of September 30, 2009
	Forecasted			% of Forecast
Loan Assignment Year	Collection %	Advance %	Spread %	Realized
2000	72.6%	47.9%	24.7%	99.5%
2001	67.4%	46.0%	21.4%	99.2%
2002	70.4%	42.2%	28.2%	98.8%
2003	73.7%	43.4%	30.3%	98.6%
2004	73.1%	44.0%	29.1%	98.1%
2005	73.9%	46.9%	27.0%	97.3%
2006	70.5%	46.6%	23.9%	91.1%
2007	68.4%	46.5%	21.9%	72.7%
2008	69.0%	44.6%	24.4%	47.2%
2009	73.9%	43.7%	30.2%	16.3%
The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), and the spread (the forecasted collection rate less the advance rate) as of September 30, 2009 for purchased loans and dealer loans separately:

		Forecasted
	Loan Assignment Year	Collection %	Advance %	Spread %
Purchased loans	2007	68.5%	48.8%	19.7%
	2008	68.0%	46.6%	21.4%
	2009	73.8%	45.8%	28.0%

Dealer loans	2007	68.4%	45.9%	22.5%
	2008	69.7%	43.5%	26.2%
	2009	73.9%	43.2%	30.7%
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require the Company to pay dealer holdback. The increase in the spread between the forecasted collection rate and the advance rate during 2008 and 2009 occurred as a result of pricing changes implemented during the first nine months of 2008 and improving forecasted collection rates during the first nine months of 2009.

Access to Capital
During the third quarter of 2009, the maturity of the $325.0 million revolving secured warehouse facility was extended. The agreement was modified to provide that in the event that the facility is not renewed after the revolving period ends on August 23, 2010, and the borrower is in compliance with the terms and conditions of the agreement, the facility will amortize for a twelve month period ending August 23, 2011. During this time, the outstanding debt will be paid down through the collections on the contributed assets. At the end of the twelve month period, the balance of the facility will be due and payable. Additionally, the interest rate on borrowings under the facility was increased from the commercial paper rate plus 100 basis points to the commercial paper rate plus 500 basis points.
During the third quarter of 2009, the amount of the $50.0 million revolving secured warehouse facility was increased to $75.0 million. In addition, the expiration of the revolving period on the facility was extended from May 23, 2010 to August 31, 2011 and the maturity of the facility was extended from May 23, 2011 to August 31, 2012. Finally, the interest rate on the facility was increased from a floating rate equal to LIBOR plus 177.5 basis points to LIBOR plus 375.0 basis points. There were no other material changes to the terms of the facility.
Consumer Loan Volume
Our ability to maintain and grow consumer loan volume is impacted by our pricing strategy, the number of dealer-partners actively participating in our programs, and the competitive environment. The following table summarizes changes in consumer loan dollar and unit volume in each of the last seven quarters as compared to the same period in the previous year:

	Consumer Loans
	Year over Year Percent Change
Three Months Ended	Dollar Volume	Unit Volume
March 31, 2008	28.5%	16.0%
June 30, 2008	40.6%	26.1%
September 30, 2008	27.5%	26.9%
December 31, 2008	-21.0%	-13.4%
March 31, 2009	-26.3%	-13.0%
June 30, 2009	-30.2%	-16.2%
September 30, 2009	-13.6%	-5.7%
Dollar and unit volume declined during the first three quarters of 2009 as compared to the same periods in 2008 due to pricing changes implemented during the first nine months of 2008.
As a result of our success in renewing our debt facilities, we are now in position to begin growing year over year unit volumes. In September 2009, we implemented a pricing change that was intended to have a positive impact on unit volume, in exchange for modestly lower returns on capital. As a result of this change, unit volume increased by 9.0% in September 2009 as compared to September of 2008 with dollar volume increasing by 3.0%. We will continue to monitor unit volumes and will make additional pricing changes with an objective to maximize economic profit given the capital we have available. Future growth rates will depend on how unit volumes respond to pricing changes, which will be influenced to a large degree by how quickly competition returns to our market.

The following table summarizes the changes in consumer loan unit volume and active dealer-partners:

	Three Months Ended September 30,
	2009	2008	% change

Consumer loan unit volume	26,069	27,636	-5.7%
Active dealer-partners (1)	2,240	2,270	-1.3%

Average volume per active dealer-partner	11.6	12.2	-4.9%

Consumer loan unit volume from dealer-partners active both periods	17,818	19,529	-8.8%
Dealer-partners active both periods	1,293	1,293	0.0%

Average volume per dealer-partners active both periods	13.8	15.1	-8.8%

Consumer loan unit volume from new dealer-partners	1,301	1,792	-27.4%
New active dealer-partners (2)	230	300	-23.3%

Average volume per new active dealer-partners	5.7	6.0	-5.0%

Attrition (3)	-29.3%	-20.6%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

(2)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the periods presented.

(3)	Attrition is measured according to the following formula: decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.
Consumer loans are assigned to us through either our portfolio program or our purchase program. The following table summarizes the portion of our consumer loan volume that was assigned to us through our purchase program:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
New purchased loan unit volume as a percentage of total unit volume	11.0%	30.8%	14.6%	31.6%
New purchased loan dollar volume as a percentage of total dollar volume	13.3%	36.1%	17.6%	36.5%
For the three and nine months ended September 30, 2009, new purchased loan unit and dollar volume as a percentage of total unit and dollar volume, respectively, decreased as compared to 2008 due to pricing changes implemented during 2008.
As of September 30, 2009 and December 31, 2008, the net purchased loan receivable balance was 28.3% and 30.3%, respectively, of the total net receivable balance.

Adjusted Financial Results
Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine incentive compensation. The table below shows our results following adjustments to reflect non-GAAP accounting methods. These adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Program Fee Yield Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.
Adjusted financial results for the three and nine months ended September 30, 2009, compared to the same period in 2008, include the following:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(Dollars in thousands, except per share data)	2009	2008	% Change	2009	2008	% Change
Adjusted average capital	$1,000,340	$1,031,581	-3.0%	$1,001,690	$961,944	4.1%
Adjusted net income	$34,691	$22,260	55.8%	$89,536	$59,220	51.2%
Adjusted interest expense (after-tax)	$5,225	$7,081	-26.2%	$15,166	$19,996	-24.2%
Adjusted net income plus interest expense (after-tax)	$39,916	$29,341	36.0%	$104,702	$79,216	32.2%
Adjusted return on capital	16.0%	11.4%	40.4%	13.9%	11.0%	26.4%
Cost of capital	6.9%	6.5%	6.2%	6.5%	6.5%	0.0%
Economic profit	$22,515	$12,628	78.3%	$55,894	$32,466	72.2%

GAAP diluted weighted average shares outstanding	31,539,119	31,024,455	1.7%	31,370,580	30,994,466	1.2%
Adjusted net income per diluted share	$1.10	$0.72	52.8%	$2.85	$1.91	49.2%
Economic profit increased 78.3% for the three months ended September 30, 2009, and increased 72.2% for the nine months ended September 30, 2009, as compared to the same periods in 2008. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.
For the three months ended September 30, 2009, adjusted average capital decreased by 3.0% and the adjusted return on capital increased from 11.4% to 16.0%, as compared to the same period in 2008. For the nine months ended September 30, 2009, adjusted average capital grew by 4.1% and the adjusted return on capital increased from 11.0% to 13.9%, as compared to the same period in 2008. The increase in the return on capital for the three and nine month periods was primarily due to the following:
•	Finance charges, as a percentage of adjusted average capital, increased due to pricing changes implemented during the first nine months of 2008 and an increase in forecasted collection rates during the first nine months of 2009.

•	The formation of VSC Re during the fourth quarter of 2008. The VSC Re earnings are recognized on an accrual basis and recorded as premiums earned less premium tax and provision for claims. Previously, earnings on vehicle service contracts, excluding our commissions, were recorded as other income and realized when profit sharing payments were received from third party administrators. The following table shows the after-tax earnings from VSC Re and profit sharing payments received and recorded as other income for the three and nine months ended September 30, 2009 and 2008:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2009	2008	2009	2008

Premiums earned less premium tax and provision for claims (after-tax)	$3,843	$—	$6,288	$—
Earnings from profit sharing payments (after-tax)	—	—	74	1,404

	$3,843	$—	$6,362	$1,404

The financial results from VSC Re for the three and nine months ended September 30, 2009 include $2.1 million of after-tax earnings related to a revision in our timing used to recognize premiums earned. We revised our timing in order to better match the timing of our revenue recognition with our expected costs of servicing our vehicle service contracts, which is based on our historical claims experience.

The increase in the return on capital for the nine months ended September 30, 2009 was also impacted by decreased operating expenses, as a percentage of adjusted average capital, due to:
•	An increased percentage of loan origination costs being deferred due to an increase in the dealer loan unit volume as a percentage of total unit volume.

•	Lower sales commissions due to a reduction in unit volume.

•	Reduced expenses related to information technology.
The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	Three Months Ended
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2009	2009	2009	2008	2008	2008	2008	2007

Adjusted revenue as a percentage of adjusted average capital	36.6%	32.7%	30.7%	30.2%	28.9%	28.5%	30.7%	31.7%

Operating expenses as a percentage of adjusted average capital	11.3%	10.7%	11.6%	11.1%	10.8%	11.3%	13.6%	14.7%

Adjusted return on capital	16.0%	13.9%	12.0%	12.1%	11.4%	10.8%	10.7%	10.7%

Percentage change in adjusted average capital compared to the same period in the prior year	-3.0%	1.9%	15.2%	30.4%	42.3%	39.6%	37.5%	35.5%

The following tables show how non-GAAP measures reconcile to GAAP measures. All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate. Amounts do not recalculate due to rounding.

	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2009	2008	% Change	2009	2008	% Change

Adjusted net income
GAAP net income	$40,734	$20,657	97.2%	$105,920	$48,621	117.8%
Floating yield adjustment (after-tax)	(4,617)	1,183		(14,844)	8,954
Program fee yield adjustment (after-tax)	152	506		675	1,703
Loss (gain) from discontinued United Kingdom segment (after-tax)	78	(326)		54	(330)
Interest expense related to interest rate swap agreement (after-tax)	(94)	(179)		(454)	(22)
Adjustment to record taxes at 37%	(1,562)	419		(1,815)	294

Adjusted net income	$34,691	$22,260	55.8%	$89,536	$59,220	51.2%

Adjusted net income per diluted share	$1.10	$0.72	52.8%	$2.85	$1.91	49.2%
Diluted weighted average shares outstanding	31,539,119	31,024,455	1.7%	31,370,580	30,994,466	1.2%

Adjusted average capital
GAAP average debt	$562,663	$706,637	-20.4%	$597,268	$659,193	-9.4%
GAAP average shareholders’ equity	428,377	308,990	38.6%	389,727	293,219	32.9%
Floating yield adjustment	10,134	18,002		15,735	12,135
Program fee yield adjustment	(834)	(2,048)		(1,040)	(2,603)

Adjusted average capital	$1,000,340	$1,031,581	-3.0%	$1,001,690	$961,944	4.1%

Adjusted return on capital
Adjusted net income	$34,691	$22,260		$89,536	$59,220
Adjusted interest expense (after-tax)	5,225	7,081		15,166	19,996

Adjusted net income plus interest expense (after-tax)	$39,916	$29,341	36.0%	$104,702	$79,216	32.2%

Adjusted return on capital (1)	16.0%	11.4%	40.4%	13.9%	11.0%	26.4%

Economic profit
Adjusted return on capital	16.0%	11.4%		13.9%	11.0%
Cost of capital (2)	6.9%	6.5%		6.5%	6.5%

Adjusted return on capital in excess of cost of capital	9.1%	4.9%		7.4%	4.5%
Adjusted average capital	$1,000,340	$1,031,581		$1,001,690	$961,944

Economic profit	$22,515	$12,628	78.3%	$55,894	$32,466	72.2%

(1)	Adjusted return on capital is defined as annualized adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(2)	The cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 - tax rate) x (the average 30 year treasury rate + 5% - pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)]. For the three months ended September 30, 2009 and 2008, the average 30 year treasury rate was 4.2% and 4.5%, respectively. The adjusted pre-tax average cost of debt was 5.9% and 6.4%, respectively. For the nine months ended September 30, 2009 and 2008, the average 30 year treasury rate was 3.9% and 4.5%, respectively. The adjusted pre-tax average cost of debt was 5.4% and 6.4%, respectively.

	Quarter Ended
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)	2009	2009	2009	2008	2008	2008	2008	2007

Adjusted net income
GAAP net income	$40,734	$36,185	$29,001	$18,556	$20,657	$10,344	$17,620	$12,484
Floating yield adjustment (after-tax)	(4,617)	(5,882)	(4,345)	4,125	1,183	9,536	(1,765)	1,591
Program fee yield adjustment (after-tax)	152	203	320	372	506	653	544	1,353
Loss (gain) from discontinued United Kingdom segment (after-tax)	78	(35)	11	221	(326)	35	(39)	(219)
Interest expense related to interest rate swap agreement (after-tax)	(94)	(147)	(213)	242	(179)	(375)	532	302
Adjustment to record taxes at 37%	(1,562)	(193)	(60)	56	419	(2)	(123)	(639)

Adjusted net income	$34,691	$30,131	$24,714	$23,572	$22,260	$20,191	$16,769	$14,872

Adjusted revenue
GAAP total revenue	$100,268	$92,373	$87,888	$86,296	$80,107	$75,005	$70,778	$63,232
Floating yield adjustment	(7,329)	(9,336)	(6,898)	6,546	1,880	15,137	(2,800)	2,525
Program fee yield adjustment	242	322	507	590	804	1,036	863	2,150
Provision for credit losses	3,433	3,766	(167)	(14,252)	(8,278)	(20,782)	(2,479)	(6,345)
Provision for claims	(5,148)	(4,829)	(4,809)	(2,650)	13	(9)	(5)	(4)

Adjusted revenue	$91,466	$82,296	$76,521	$76,530	$74,526	$70,387	$66,357	$61,558

Adjusted average capital
GAAP average debt	$562,663	$604,863	$624,279	$665,635	$706,637	$686,148	$584,794	$515,031
GAAP average shareholders’ equity	428,377	388,242	352,562	331,402	308,990	295,771	274,897	256,838
Floating yield adjustment	10,134	15,243	21,829	18,643	18,002	9,326	9,076	9,784
Program fee yield adjustment	(834)	(1,012)	(1,274)	(1,609)	(2,048)	(2,626)	(3,136)	(4,011)

Adjusted average capital	$1,000,340	$1,007,336	$997,396	$1,014,071	$1,031,581	$988,619	$865,631	$777,642

Adjusted revenue as a percentage of adjusted average capital	36.6%	32.7%	30.7%	30.2%	28.9%	28.5%	30.7%	31.7%

Adjusted return on capital
Adjusted net income	$34,691	$30,131	$24,714	$23,572	$22,260	$20,191	$16,769	$14,872
Adjusted interest expense (after-tax)	5,225	4,736	5,205	6,994	7,081	6,602	6,313	5,928

Adjusted net income plus interest expense (after-tax)	$39,916	$34,867	$29,919	$30,566	$29,341	$26,793	$23,082	$20,800

Adjusted return on capital	16.0%	13.9%	12.0%	12.1%	11.4%	10.8%	10.7%	10.7%

Operating expenses
GAAP salaries and wages	$16,862	$16,515	$17,121	$17,788	$16,766	$16,699	$17,740	$16,823
GAAP general and administrative	7,872	6,897	7,998	6,785	6,975	6,627	7,124	6,729
GAAP sales and marketing	3,533	3,566	3,921	3,446	4,103	4,556	4,671	5,003

Operating expenses	$28,267	$26,978	$29,040	$28,019	$27,844	$27,882	$29,535	$28,555

Operating expenses as a percentage of adjusted average capital	11.3%	10.7%	11.6%	11.1%	10.8%	11.3%	13.6%	14.7%

Percentage change in adjusted average capital compared to the same period in the prior year	-3.0%	1.9%	15.2%	30.4%	42.3%	39.6%	37.5%	35.5%

Floating Yield Adjustment
The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.
Finance charge revenue equals the cash inflows from our loan portfolio less cash outflows to acquire the loans. Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan. With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage. Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense. The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time. The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.
We believe floating yield earnings are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.
Program Fee Yield Adjustment
The purpose of this adjustment is to make revenue from program fees comparable across time periods. In 2001, we began charging dealer-partners a monthly program fee of $599. Effective January 1, 2007, we implemented a change in the way these fees are charged designed to positively impact dealer-partner attrition. We continue to charge a monthly program fee of $599, but instead of collecting the fee in the current period, we collect it from future dealer holdback payments.
As a result of this change, (as of January 1, 2007) we record program fees on a GAAP basis as a yield adjustment, recognizing these fees as finance charge revenue over the term of the dealer loan because collection is dependent on the future cash flows of the loan. Previously, we had recorded the fee as program fee revenue in the month the fee was charged. The current GAAP treatment is more consistent with the cash economics of the business.
To allow for proper comparisons between periods, we make an adjustment to our financial results as though program fees had always been recorded as a yield adjustment. The program fee adjustment will become less significant in future periods. The program fee adjustment, after tax, is projected to be $0.8 million and $0.3 million in 2009 and 2010, respectively. We believe the adjustment will be immaterial starting in 2011.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2008, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:
•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to continue to access or renew funding sources and obtain capital on acceptable terms needed to maintain and grow the business.

•	Requirements under credit facilities to meet financial and portfolio performance covenants.

•	The conditions of the U.S. and international capital markets may adversely affect lenders the Company has relationships with, causing us to incur additional cost and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flow to service our outstanding debt and fund operations.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•	The regulation to which we are or may become subject could result in a material adverse affect on our business.

•	Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market, could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with certain services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our inability to properly safeguard confidential consumer information.

•	Our operations could suffer from telecommunications or technology downtime or increased costs.

•	Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations.
Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2009	2008	2009	2008

Revenue:
Finance charges	$84,489	$75,617	$242,339	$210,119
Premiums earned	11,596	12	25,257	65
Other income	4,183	4,478	12,933	15,706

Total revenue	100,268	80,107	280,529	225,890

Costs and expenses:
Salaries and wages	16,862	16,766	50,498	51,205
General and administrative	7,872	6,975	22,767	20,726
Sales and marketing	3,533	4,103	11,020	13,330
Provision for credit losses	(3,591)	8,383	(7,217)	31,792
Interest	8,144	10,954	23,352	31,702
Provision for claims	5,148	(13)	14,786	1

Total costs and expenses	37,968	47,168	115,206	148,756

Operating income	62,300	32,939	165,323	77,134
Foreign currency gain (loss)	3	(2)	9	(15)

Income from continuing operations before provision for income taxes	62,303	32,937	165,332	77,119
Provision for income taxes	21,491	12,606	59,358	28,828

Income from continuing operations	40,812	20,331	105,974	48,291

Discontinued operations
(Loss) gain from discontinued United Kingdom operations	(13)	504	21	548
Provision for income taxes	65	178	75	218

(Loss) gain from discontinued operations	(78)	326	(54)	330

Net income	$40,734	$20,657	$105,920	$48,621

Net income per common share:
Basic	$1.33	$0.68	$3.47	$1.61

Diluted	$1.29	$0.67	$3.38	$1.57

Income from continuing operations per common share:
Basic	$1.33	$0.67	$3.47	$1.60

Diluted	$1.29	$0.66	$3.38	$1.56

(Loss) gain from discontinued operations per common share:
Basic	$—	$0.01	$—	$0.01

Diluted	$—	$0.01	$—	$0.01

Weighted average shares outstanding:
Basic	30,658,969	30,310,053	30,540,274	30,223,586
Diluted	31,539,119	31,024,455	31,370,580	30,994,466

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of
	September 30,	December 31,
(Dollars in thousands, except per share data)	2009	2008
	(Unaudited)
ASSETS:
Cash and cash equivalents	$1,610	$3,154
Restricted cash and cash equivalents	76,019	80,333
Restricted securities available for sale	2,779	3,345

Loans receivable (including $13,351 and $15,383 from affiliates as of September 30, 2009 and December 31, 2008, respectively)	1,180,340	1,148,752
Allowance for credit losses	(123,240)	(130,835)

Loans receivable, net	1,057,100	1,017,917

Property and equipment, net	18,801	21,049
Income taxes receivable	4,460	—
Other assets	17,132	13,556

Total Assets	$1,177,901	$1,139,354

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$81,106	$83,948
Line of credit	102,500	61,300
Secured financing	436,491	574,175
Mortgage note and capital lease obligations	5,285	6,239
Deferred income taxes, net	100,911	75,060
Income taxes payable	—	881

Total Liabilities	726,293	801,603

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 30,985,892 and 30,666,691 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	309	306
Paid-in capital	18,491	11,829
Retained earnings	434,098	328,178
Accumulated other comprehensive loss, net of tax of $736 and $1,478 at September 30, 2009 and December 31, 2008, respectively	(1,290)	(2,562)

Total Shareholders’ Equity	451,608	337,751

Total Liabilities and Shareholders’ Equity	$1,177,901	$1,139,354